Exhibit 10.57
REDEMPTION OF MEMBERSHIP INTERESTS AGREEMENT
          This Redemption of Membership Interests Agreement(this “Agreement”) is made as of the 25th day of November, 2009 by and between COLONIAL OFFICE JV LLC, a Delaware limited liability company, having an address at 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203 (“Member”) and CRTP OP LLC, a Delaware limited liability company, having an address c/o DRA Advisors LLC, 220 East 42nd Street, New York, New York 10017 (the “Company”) and DRA CRT ACQUISITION CORP., a Delaware corporation, having an address c/o DRA Advisors LLC, 220 East 42nd Street (27th Floor), New York, New York 10017 (“DRA Member”).
W I T N E S S E T H :
          WHEREAS, Member, as owner of a fifteen percent (15%) membership interest (the “Colonial Membership Interests”) and DRA Member, as owner of an eighty-five percent (85%) membership interest, are the sole members of the Company, pursuant to that certain Amended and Restated Limited Liability Company Agreement dated as of September 27, 2005 as amended by the First Amendment to Amended and Restated Limited Liability Company Agreement dated as of December 30, 2008 (as amended, the “LLC Agreement”); and
          WHEREAS, the Company directly or indirectly through wholly owned subsidiaries, and the Company together with third party joint venture partners directly or indirectly through wholly owned subsidiaries (each such subsidiary directly owning real property interests, an “Owner,” and collectively, the “Owners”) owns, one hundred (100%) percent of the real property interests including those listed on Exhibit 2 attached hereto (together with the land and all of the Owner’s right, title and interest in and to any and all associated real and personal property and appurtenant rights and all items of tangible personal property which are located thereon and owned by the applicable Owner, collectively, the “Property”);
          WHEREAS, Colonial Realty Limited Partnership (“Colonial Guarantor”), an affiliate of Colonial, is a guarantor under the Limited Guaranty (the “Guaranty”) entered into in connection the Promissory Note secured by that certain Deed to Secure Debt from CRT/McGinnis Office, Ltd., each dated December 30, 2008, delivered by Colonial Guarantor to Wells Fargo Bank, National Association for the existing debt encumbering the Property known as McGinnis Park located in Alpharetta, Georgia (“McGinnis”); and
          WHEREAS, the Company has agreed to redeem the Colonial Membership Interests and Member has agreed to transfer, assign and convey all of its right, title and interest in the Colonial Membership Interests to the Company to effectuate such redemption on the date of the Membership Closing (as hereinafter defined), subject to the terms and conditions of this Agreement.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Member, the Company and the DRA Member hereby agree as follows:
          1. Intentionally Deleted.
          2. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions contained in this Agreement, on the date of the Membership Closing, Member shall convey, assign, transfer and deliver to the Company, and the Company shall redeem and accept from Member, the Colonial Membership Interests. The parties intend that the Membership Closing as defined in this Agreement shall occur simultaneously with the “Membership Closing” as defined in that certain Agreement for Purchase of Membership Interests, dated as of the date hereof by and between the Company and ACP Fitness Center LLC, as seller, and the Member and Colonial Properties Services Inc., as purchaser, of the Company’s one hundred (100%) percent membership interests in CRT Ravinia MZ LLC and ACP Fitness Center LLC’s fifty (50%) percent membership interests in TRC Holdings LLC (“Ravinia Sale Agreement”).
          3. The redemption value for the Colonial Membership Interests shall be Seven Million Six Hundred Twenty Thousand Six Hundred Thirty-four Dollars ($7,620,634.00), which reflects adjustments pursuant to Section 7 below, and shall form part of the purchase price pursuant to Section 3 of the Ravinia Sale Agreement.
          4. The closing of the redemption of the Colonial Membership Interests shall occur as of the date hereof (the “Membership Closing”) and in connection therewith:
(a)	Member shall execute and deliver (or cause to be executed and delivered) to the Company two (2) original counterparts of:
               (i) an Assignment and Assumption of Colonial Membership Interests, in the form annexed hereto as Exhibit 1 (the “Assignment”), as assignor;
               (ii) a duly executed certificate of Member in the applicable form set forth in Treasury Regulations §1.1445-2(b)(2);
               (iii) the settlement statement reflecting the prorations and adjustments required under Section 7 of this Agreement (the “Closing Statement”); and
               (iv) a secretary’s certificate from a secretary of Member or the authorizing entity, certifying the legal existence and good standing of Member in the State of Delaware and the power and authority of the relevant entity on behalf of Member to execute and deliver this Agreement and all other documents contemplated in connection therewith, and to perform all obligations of Member hereunder and thereunder.
(b)	The Company shall execute and deliver (or cause to be executed and delivered) to Member two (2) original counterparts of:

               (i) the Assignment, as assignee;
               (ii) the Closing Statement; and
               (iii) a secretary’s certificate from a secretary of the Company or the authorizing entity, certifying the legal existence and good standing of the Company in the State of Delaware and the power and authority of the relevant entity on behalf of the Company to execute and deliver this Agreement and all other documents contemplated in connection therewith, and to perform all obligations of the Company hereunder and thereunder.
          5.  (A) Member represents and warrants to the Company and the DRA Member as of the date hereof that:
                (a) The Colonial Membership Interests represent all of Member’s right, title and interest in and to the Company.
                (b) Member has not transferred, assigned or conveyed all or any portion of the Colonial Membership Interests to a third party and the Colonial Membership Interests are free and clear of all pledges, liens, security interests, encumbrances and restrictions whatsoever, other than those created by DRA Member on behalf of the Company.
               (c) Member has not granted any right or option to acquire the Colonial Membership Interests to any third party (other than to the Company or DRA Member hereunder or under the LLC Agreement) and there are no outstanding obligations to issue, sell, or grant any rights to acquire any equity or ownership interests in the Colonial Membership Interests (other than to the Company or DRA Member hereunder or under the LLC Agreement).
                (d) Member is the sole record and beneficial owner of, and has good title to, the Colonial Membership Interests and Member has the full right, power and authority to transfer title thereto to the Company pursuant to this Agreement.
                (e) There are no claims, actions, suits or proceedings, or, to Member’s knowledge, investigations, whether governmental or private, pending, or to Member’s knowledge, threatened or contemplated against or affecting Member or the Colonial Membership Interests that would, if adversely determined, have an adverse effect on the Colonial Membership Interests or the ability of Member to perform its obligations under this Agreement.
                (f) Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. All requisite limited liability company action has been taken by Member in connection with entering into this Agreement and the performance of its obligations hereunder, and Member has the full right, power and authority to enter into this Agreement and perform its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement.
                (g) The execution, delivery and performance of this Agreement by Member does not, and the consummation of the transactions contemplated herein and compliance with the terms of this Agreement will not, (i) conflict with the organizational documents of Member, or (ii) violate or conflict with any law or governmental regulation applicable to Member.
               (h) Member has filed and will file all tax returns required to be filed, and due to be filed, by Member with respect to income taxes pertaining to the Company, and has paid and will pay when due and payable all income taxes of Member pertaining to the Company.
               (i) (1) To Member’s knowledge, Member is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”) and (2) neither Member nor to Member’s knowledge, any beneficial owner of Member (other than public shareholders of any entity traded on any U.S. stock exchange, as to which Member makes no representations or warranties) is (x) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (y) a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (z) owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
               (j) The Member does not own and it has never owned any assets or properties other than the Colonial Membership Interests. Member has not carried on any material business or conducted any material operations other than with respect to the Colonial Membership Interests or the Property.
               (k) Neither Member nor its affiliates has taken any unilateral, material action in excess of the authority granted to such entity in the LLC Agreement or any management agreement between Member or its affiliates and Owner with respect to the Property.
               (l) Member has delivered to DRA Member all notices of default or claims sent or received by Member or its affiliates with respect to the Property, the Colonial Membership Interests or agreements to which Member (or its affiliates), the Company, the Owners or DRA Member is a party.
               (m) Member has delivered to DRA Member fully executed copies of all leases entered into by Member in accordance with Section 5.2(d) of the LLC Agreement.
               (B) The representations and warranties of Member contained in Section 5(A)(a)-(i) shall survive the Membership Closing. The representations and warranties of Member contained in Section 5(A)(j)-(m) shall survive the Membership Closing until December 31, 2010. Any representations or warranties in this Section 5 that are qualified to “Member’s knowledge” shall mean to the knowledge of the Member Knowledge Parties. Member shall have no liability to the Company or DRA Member with respect to any breach of any representations or warranties contained in Section 5(A) of which Valla Brown or Jodi Dellisanti had actual knowledge prior to Membership Closing, after due inquiry of the appropriate party or parties (each individually, a “Company Knowledge Party”, collectively, the “Company Knowledge Parties”).
          6. (A) DRA Member represents and warrants to Member as of the date hereof that:
               (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. All requisite limited liability company action has been taken by the Company in connection with entering into this Agreement and the performance of its obligations hereunder, and the Company has the full right, power and authority to enter into this Agreement and perform its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement.
               (b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated herein and compliance with the terms of this Agreement will not, (i) conflict with the organizational documents of the Company, (ii) violate or conflict with any law or governmental regulation applicable to the Company or (iii) result in a breach of any of the terms or provisions of, or constitute a default under any contract, document, instrument or agreement (other than mortgage loans addressed in Section 9(c)) by which the Company, Owner or the Property is bound.
               (c) To DRA Member’s knowledge, there are no claims, actions, suits, proceedings or investigations, whether governmental or private, pending or threatened or contemplated against or affecting DRA Member or the Company that would, if adversely determined, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.
               (B) The representations and warranties of DRA Member contained in Section 6(A)(a), (b)(i) and (ii) and (c) shall survive the Membership Closing. The representation and warranty of the DRA Member contained in Section 6(A)(b)(iii) shall survive the Membership Closing until December 31, 2010 and shall relate only to contracts, documents, instruments or agreements first binding on the Company, Owner or the Property after September 27, 2005. Any representations or warranties in this Section 6 that are qualified to “DRA Member’s knowledge” shall mean to the knowledge of the Company Knowledge Parties. The Company shall have no liability to the Member with respect to any breach of any representations or warranties contained in Section 6(A) of which Bo Jackson, Jim Maher, or Robbin Pearson had actual knowledge prior to Membership Closing, after due inquiry of the appropriate party or parties which shall include inquiry with the property managers (each a “Property Manager” and, collectively, the “Property Managers”) under all management agreements at the Property (each individually, a “Member Knowledge Party”, collectively, the “Member Knowledge Parties”).
          7. All items of adjustment shall be allocated as set forth on the Closing Statement. Unless adjusted in accordance with the preceding sentence, all income received and expense payable by the Company after the Membership Closing whether attributable to the period prior to or after the date of the Membership Closing shall be credited or charged one hundred (100%) percent to DRA Member. Notwithstanding anything to the contrary set forth in the LLC Agreement or this Agreement, Member shall not be entitled to any cash flow or any other distributions under the LLC Agreement.
          8. In addition to the obligations imposed and covenants made by Member in this Agreement, Member covenants and agrees that after the Membership Closing that Member shall (i) deliver to the Company or its designee all records, books of account, files and other documents of the Company and its subsidiaries in Member’s (or its affiliates’) possession and control and (ii) reasonably cooperate with the Company, at the Company’s expense, to the extent necessary for the Company to notify banks and other institutions holding accounts of the Company and the Owners of the transactions contemplated by this Agreement, to remove any account signatories that were designated by Member or its affiliates and to change control of such accounts to DRA Member or the Company or its designees, and Member agrees that neither it nor any affiliate thereof shall draw on such accounts from and after Membership Closing.
          9. (a) Notwithstanding anything contained in the LLC Agreement to the contrary, from and after the Membership Closing, subject to the knowledge qualification in Section 6(B), the Company shall hold harmless, indemnify and defend Member, Colonial Guarantor, their respective affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives from and against any losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees, charges and disbursements) (collectively, “Losses”) arising out of or resulting from claims under, or enforcement of, the Guaranty except where the Losses arise by reason of the misfeasance or malfeasance attributable to the actions or inactions of Colonial Guarantor, Member, or an affiliate thereof, all for which Member shall be responsible, unless the misfeasance or malfeasance of the Colonial Guarantor, Member, or an affiliate thereof (other than Property Manager) occurs after the Membership Closing. The foregoing indemnity shall terminate upon the earlier to occur of (i) the release of Colonial Guarantor, and (ii) the release or payment in full of the existing debt at McGinnis.
               (b) From and after the Membership Closing, subject to the knowledge qualification in Section 6(B), the Company shall indemnify, protect, defend and hold Member, its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives but not the Property Managers, harmless from and against any Losses arising out of or resulting from (i) the material breach of any of the Company’s representations or warranties set forth herein and (ii) the material non-compliance with or failure to perform any covenant or agreement of the Company or DRA Member contained herein. The survival period for the indemnity in Section 9(b)(i) shall run coterminous with the corresponding representation survival period set forth in Section 6(B). The Company shall have no liability to Member or its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives under this indemnity relating to the representation and warranty in Section 6(b)(iii) (the “Redemption Consent Indemnity”) in excess of the DRA Cap (as defined in the Ravinia Sale Agreement), in the aggregate. Notwithstanding anything contained herein or in the Ravinia Sale Agreement to the contrary, the Company’s and Seller’s (as defined in the Redemption Agreement) aggregate liability under the Title Indemnity (as defined in the Ravinia Sale Agreement) and the Redemption Consent Indemnity shall in no event exceed the amount of the DRA Cap, in the aggregate.

               (c) From and after the Membership Closing, the Company shall indemnify, protect, defend and hold Member, its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives harmless from and against any Losses arising out of or resulting from the Company’s failure to provide notice of the transactions contemplated by this Agreement to the mortgage lenders of mortgage debt encumbering the Property to which Owner is a party.
               (d) From and after the Membership Closing, subject to the knowledge qualification in Section 5(B), Member shall indemnify, protect, defend and hold the Company, its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives, harmless from and against any Losses arising out of or resulting from (i) the material breach of any of Member’s representations or warranties set forth herein, or (ii) the material non-compliance with or failure to perform any covenant or agreement of Member contained herein. The survival period for the indemnity in Section 9(d)(i) shall run coterminous with the corresponding representation survival period set forth in Section 5(B).
               (e) If the Protected Party learns of any event, occurrence or state of facts by which any indemnification (an “Indemnification”) is likely to apply, the protected party (the “Protected Party”) shall give prompt written notice thereof to the responsible party (the “Responsible Party”) and the Responsible Party shall have a commercially reasonable opportunity and commercially reasonable period of time to take such action (including legal action or defenses) as may be appropriate or necessary to fulfill its obligations hereunder, and the Protected Party shall reasonably cooperate with the Responsible Party’s investigation and defense of any claim involved in the Indemnification, at no cost (other than de minimus) to the Protected Party. The Responsible Party shall be entitled to control the defense of any third party claim, including the selection of counsel (subject to the Protected Party’s reasonable approval), in each case at the Responsible Party’s expense. If a Responsible Party is not adequately or properly defending the defense of any third party claim, as determined by the Protected Party in its reasonable discretion, Protected Party may so defend with their selected counsel at the expense of the Responsible Party with legal fees to be paid by the Responsible Party on demand. The Protected Party shall not be entitled to settle any such third party claim without the Responsible Party’s approval, not to be unreasonably withheld, conditioned or delayed, and the Responsible Party’s Indemnification obligation shall not apply to any settlement consummated without the Responsible Party’s consent, unless any such settlement by the Protected Party is the result of the Responsible Party’s default of its obligations under this Section 9(e).
          10. Although the parties contemplate that no so-called transfer taxes or documentary stamp taxes for any State in which any portion of the Property is located will be imposed as a result of the transactions contemplated by this Agreement, Member and DRA Member (on behalf of the Company) each agree to pay fifty (50%) percent of such taxes to the extent so imposed.
          11. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) upon the receipt by facsimile transmission as evidenced by a receipt transmission report, followed by delivery by one of the means identified in (i) above, addressed as follows:

If to the Company or to DRA Member, to:	c/o DRA Advisors LLC 220 East 42nd Street 27th floor New York, NY 10017 Attention: Brian Summers Facsimile: (212) 697-7404

and with a copy to (which shall not constitute notice):	Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Attention: Martin Luskin, Esq. Facsimile: 917-332-3714

If to Member, to:	Colonial Realty Limited Partnership 2101 6th Avenue North, Suite 750 Birmingham, Alabama 35203 Attention: Reynolds Thompson Facsimile: 205-986-6936

with a copy to (which shall not constitute notice):	Hogan & Hartson LLP 555 13th Street, N.W. Washington, DC 20004 Attention: Paul Manca Facsimile: (202) 637-5910
Any party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.
          12. Except as otherwise provided in this Agreement, any property management agreement between an Owner and Property Manager, and except for fraud, from and after the Membership Closing, DRA Member and the Company hereby release and forever discharge Member and its directors, officers, shareholders, members, managers, employees, agents, representatives, subsidiaries, affiliated companies, successors and assigns but not the Property Managers of and from any and all rights to indemnification, claims, demands, actions, causes of action, liabilities, damages, expenses and suits of every kind, character and description, known or unknown, at law or in equity, which DRA Member or the Company may have had at any time heretofore, may have now or may have at any time hereafter, arising from, relating to, resulting from or in any manner incidental to any and every matter, thing or event whatsoever occurring or failing to occur at any time in the past up to and including the date of this Agreement with respect to Member’s ownership of the Colonial Membership Interests and/or participation as a member of the Company and, by receipt of the consideration to be received by Member and the Colonial Membership Interests to be received by the Company at the Membership Closing, up to and including the Membership Closing. Except as otherwise provided in this Agreement and except for fraud, from and after the Membership Closing, Member hereby releases and forever discharges DRA Member, the Company, any Owner and their respective directors, officers, shareholders, members, managers, employees, agents, representatives, subsidiaries, affiliated companies, successors and assigns of and from any and all rights to indemnification, claims, demands, actions, causes of action, liabilities, damages, expenses and suits of every kind, character and description, known or unknown, at law or in equity, which Member may have had at any time heretofore, may have now or may have at any time hereafter, arising from, relating to, resulting from or in any manner incidental to any and every matter, thing or event whatsoever occurring or failing to occur at any time in the past up to and including the date of this Agreement with respect to Member’s ownership of the Colonial Membership Interests and, by receipt of the consideration to be received by Member and the Colonial Membership Interests to be received by the Company at the Membership Closing, up to and including the Membership Closing.
          13. Except as may be reasonably required to comply with applicable law, governmental regulation, court process or obligations pursuant to any listing agreement with any national securities exchange, each of Member, the Company and DRA Member shall use its commercially reasonable efforts to consult with the other before issuing, and provide the other the opportunity to review and comment upon, any press release or other written public statement that contains a description of the transactions hereunder and shall not issue any such press release or make any such written public statement prior to such consultation. Without expanding or limiting the foregoing, the parties shall be entitled to discuss, on a confidential basis, the terms of the transactions and the other information contained herein with rating agencies and potential sources of financing for consummation of the transactions contemplated hereby, as well as with any of their respective members, partners or other equity holders and their respective agents and representatives.
          14. This Agreement may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. Facsimile counterparts shall be binding.
          15. This Agreement shall be construed under and in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
          16. Member, DRA Member and the Company shall from time to time after the Membership Closing, each at its sole cost and expense (except as otherwise set forth in this Agreement), take such actions as may be reasonably required to accomplish the transactions contemplated by this Agreement. DRA Member and the Company shall use commercially reasonable efforts, but at no expense or additional liability thereto, to assist Member in obtaining a written release of all obligations of Colonial Guarantor under the Guaranty in form and substance reasonably satisfactory to Member and Colonial Guarantor within 30 days following the Membership Closing or as soon as reasonably practicable thereafter.

          17. Each of the parties hereto represents and warrants to the other that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker’s fees, finder’s fees, commissions or like payments.
          18. Member, DRA Member and the Company hereby agree to the waiver of all provisions of the LLC Agreement that would preclude, or would be breached or violated by, the consummation of the transactions contemplated hereby.
          19. Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever.
          20. This Agreement, including the attachments and exhibits hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.
          21. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
          22. Except to the extent provided otherwise in Section 10, all fees, costs and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.
          23. No party shall have the right, power or authority to assign any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without the other party’s prior written consent.
          24. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
          25. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term “party” when used in this

Agreement means a party to this Agreement. References in this Agreement to a party or other person or entity include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Sections, Attachments and Exhibits shall be deemed references to Sections of, and Attachments and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars.
          26. In addition to the explicit provisions of Section 5 and Section 6, the terms of the following Sections shall survive the Membership Closing: Sections 7, 8, 9, 10, 11, 12, 13, 15 – 25 and this Section 26.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Member, DRA Member and the Company have duly executed this Agreement the day and year first above written.

MEMBER: COLONIAL OFFICE JV LLC, a Delaware limited liability company
By:	/s/ C. Reynolds Thompson III
	Name:	C. Reynolds Thompson III
	Title:	President and CFO

DRA MEMBER: DRA CRT ACQUISITION CORP., a Delaware corporation
By:	/s/ Jean Marie Apruzzese
	Name:	Jean Marie Apruzzese
	Title:	Vice President

COMPANY : CRTP OP LLC, a Delaware limited liability company
By: DRA CRT ACQUISITION CORP., a Delaware corporation

By:	/s/ Jean Marie Apruzzese
	Name:	Jean Marie Apruzzese
	Title:	Vice President

EXHIBIT 1
FORM OF ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
          This Assignment and Assumption of Membership Interests (this “Assignment”) is made as of the 25th day of November, 2009 by and between COLONIAL OFFICE JV LLC, a Delaware limited liability company, having an address at 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203 (“Assignor”) and CRTP OP LLC, Delaware limited liability company, having an address at c/o DRA Advisors LLC, 220 East 42nd Street, New York, New York 10017 (“Assignee”).
W I T N E S S E T H :
          WHEREAS, Assignor, is the owner of a fifteen percent (15%) membership interest (the “Colonial Membership Interests”) in Assignee pursuant to that certain Amended and Restated Limited Liability Company Agreement dated as of September 27, 2005, as amended by the First Amendment to Amended and Restated Limited Liability Company Agreement dated as of December 30, 2008 (as amended, the “LLC Agreement”); and
          WHEREAS, pursuant to that certain Redemption of Membership Interests Agreement (the “Redemption Agreement”) dated as of November 25th, 2009 between Assignor, Assignee and DRA CRT Acquisition Corp., Assignor has agreed to transfer, assign and convey the Colonial Membership Interests to Assignee in a redemption transaction and Assignee has agreed to accept such assignment and assume all of Assignor’s obligations and liabilities with respect to the Colonial Membership Interests under the LLC Agreement (the “Colonial Membership Obligations and Liabilities”) from and after the date hereof, subject to the terms of this Assignment and the Redemption Agreement.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
          1. Effective on the date hereof, Assignor hereby transfers, assigns and conveys all of its right, title and interest in the Colonial Membership Interests to Assignee with all of the rights, powers, privileges and interests of Assignor arising out of or pursuant to the LLC Agreement, as the same may be amended and restated, and withdraws as a Member of the Company.
          2. Assignee hereby accepts such assignment and releases Assignor from the Colonial Membership Obligations and Liabilities from and after the date hereof subject to the terms of the Redemption Agreement.
          3. This Assignment is made without warranty or representation by Assignor and without recourse to Assignor in any manner whatsoever, express or implied, except as may otherwise be expressly set forth in this Assignment and in the Redemption Agreement.
          4. This Assignment may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.
          5. None of the provisions of this Assignment are intended to be, nor shall they be construed to be, for the benefit of any third party.
          6. This Assignment may be executed in counterparts all of which taken together shall constitute one original assignment.
          7. If any provision of this Assignment is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Assignment, all of which will remain in full force and effect.
          8. This Assignment shall be governed by the laws of the State of Delaware.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first above written.

ASSIGNOR: COLONIAL OFFICE JV LLC, a Delaware limited liability company
By:	/s/ C. Reynolds Thompson III
	Name:	C. Reynolds Thompson III
	Title:	President and CFO

ASSIGNEE: CRTP OP LLC, a Delaware limited liability company By : DRA CRT ACQUISITION CORP.

By:	/s/ Jean Marie Apruzzese
	Name:	Jean Marie Apruzzese
	Title:	Vice President

EXHIBIT 2
PROPERTIES

Property Name	Property Address	City	State	ZIP	Fee Simple Owner

7777 Baymeadows Way	7777 Baymeadows Way	Jacksonville	FL	32256	CRT Baymeadows Ltd.
Atlantic Center Plaza	1180 W. Peachtree Street	Atlanta	GA	30309	CRT ACP, LLC

Baymeadows Center (5 Bldgs):					DRA CRT Baymeadows Center LLC
Gunti Building	8928 Freedom Commerce	Jacksonville	FL	32256
Hamilton	8375 Dix Ellis Trail	Jacksonville	FL	32256
Jackson	8381 Dix Ellis Trail	Jacksonville	FL	32256
Desoto	8880 Freedom Crossing Trail	Jacksonville	FL	32256
Suwannee	8875 Liberty Ridge	Jacksonville	FL	32256
Nassau	8350 Dix Ellis Trail	Jacksonville	FL	32256
Osborn Building	8928 Freedom Commerce Parkway	Jacksonville	FL	32256
Birmingham Land	TBD	Birmingham	AL		DRA CRT Alabama Land LLC

Broward Financial Center	500 East Broward Boulevard	Fort Lauderdale	FL	33312	CTA Partners LP
Chamblee Center (21 Bldgs)					DRA CRT Chamblee Center LLC
Cambridge	2965 Flowers Rd. S.	Atlanta	GA	30341
Colgate	2920 Brandywine Rd.	Atlanta	GA	30341
Columbia	2900 Woodcock Blvd.	Atlanta	GA	30341
Cornel	3355 Northeast Expressway	Atlanta	GA	30341
Davidson	2858 Woodcock Blvd.	Atlanta	GA	30341
Drake	2990 Brandywine Rd.	Atlanta	GA	30341
Duke	2872 Woodcock Blvd.	Atlanta	GA	30341
Fordham	2980 Brandywine Rd.	Atlanta	GA	30341

Property Name	Property Address	City	State	ZIP	Fee Simple Owner
Hollins	2970 Brandywine Rd.	Atlanta	GA	30341
Darthmouth	3395 Northeast Expressway	Atlanta	GA	30341
Harvard	3375 Northeast Expressway	Atlanta	GA	30341
McGill	2835 Brandywine Rd.	Atlanta	GA	30341
Oglethorpe	2971 Flowers Rd. So.	Atlanta	GA	30341
Oxford	2951 Flowers Rd. So.	Atlanta	GA	30341
Rhodes	3005 Chamblee Tucker	Atlanta	GA	30341
Rutgers	3003 Chamblee Tucker	Atlanta	GA	30341
Stanford	2960 Brandywine Rd.	Atlanta	GA	30341
Tulane	2888 Woodcock Blvd.	Atlanta	GA	30341
Vanderbilt	2939 Flowers Rd	Atlanta	GA	30341
Yale	2945 Flowers Rd	Atlanta	GA	30341
Williams	2877 Brandywine Rd.	Atlanta	GA	30341
Charlotte Univ Center (2 Bldgs)					DRA CRT Charlotte University Center LP

Resource SQ I	10925 David Taylor Drive;	Charlotte	NC	28262
Resource SQ II	10926 David Taylor Drive;	Charlotte	NC	28263
Greensboro Land					DRA CRT Greensboro Land LP
	4904 Koger Boulevard	Greensboro	NC
	2405 West Meadowview Boulevard	Greensboro	NC
	2407 West Meadowview Boulevard	Greensboro	NC
	1700 Pincroft	Greensboro	NC
	1087 Stanley Road	Greensboro	NC
Jacksonville JTB Center (4 Bldgs)	including Landstar	Jacksonville	FL	32224	DRA CRT JTB Center LLC

Carlton	5011 Gate Parkway -Bld 100	Jacksonville	FL	32256
Collier	5011 Gate Parkway- Bldg 200	Jacksonville	FL	32256
Deerwood Park	7596 Centurion Pkwy	Jacksonville	FL	32256
Landstar	13410 S. Sutton Park	Jacksonville	FL	32224	DRA Landstar LLC

Germantown Center					DRA CRT Germantown Center LP

Property Name	Property Address	City	State	ZIP	Fee Simple Owner
Gainesborough	65 Germantown Court	Memphis	TN	38018
Grove	60 Germantown Court	Memphis	TN	38018
Kimbrough	57 Germantown Court	Memphis	TN	38018
Land	Germantown Pkwy	Memphis	TN	38018
Oak Ridge	8000 Centerview Pky.	Memphis	TN	38018
Parkway	8001 Centerview Pky.	Memphis	TN	38018
Stuart	51 Germantown Court	Memphis	TN	38018
Lake Mary Center (2 Bldgs)					DRA CRT Lake Mary Center LLC
Primera I	610 Crescent Executive Center	Lake Mary	FL	32746
Primera II	615 Crescent Executive Center	Lake Mary	FL	32746
Lakes on Post Oaks (3 Bldgs)					DRA CRT Post Oak LP
	3000 Post Oak Boulevard	Houston	TX	77056
	3040 Post Oak Boulevard	Houston	TX	77057
	3050 Post Oak Boulevard	Houston	TX	77058
Orlando Central Center (21 Bldgs)					DRA CRT Orlando Central Center LLC
Amherst	3203 Lawton Rd.	Orlando	FL	32803
Bainbridge	3421 Lawton Rd.	Orlando	FL	32803
Bennington	3555 Maguire Blvd.	Orlando	FL	32803
Carr	3113 Lawton Rd.	Orlando	FL	32803
Chandler	3438 Lawton Rd.	Orlando	FL	32803
Commodore	3444 McCrory Place	Orlando	FL	32803
Enterprise	1001 Executive Ctr	Orlando	FL	32803
Essex	3101 Maguire Blvd.	Orlando	FL	32803
Forrestal	930 Woodcock Rd.	Orlando	FL	32803
Hollister	3535 Lawton Rd.	Orlando	FL	32803
Independence	1010 Executive Ctr	Orlando	FL	32803
Lexington	3319 Maguire Blvd.	Orlando	FL	32803
Palmetto	1040 Woodcock Rd.	Orlando	FL	32803
Porterfield	3191 Maguire Blvd.	Orlando	FL	32803

Property Name	Property Address	City	State	ZIP	Fee Simple Owner
Princeton	1060 Woodcock Rd.	Orlando	FL	32803
Rockbridge	1000 Woodcock Rd.	Orlando	FL	32803
Saratoga	3165 McCrory Place	Orlando	FL	32803
St. Paul	1080 Woodcock Rd.	Orlando	FL	32803
Tedder	988 Woodcock Rd.	Orlando	FL	32803
Yorktown	3657 Maguire Blvd.	Orlando	FL	32803
Langley	3751 Maguire Blvd.	Orlando	FL	32803
Orlando Central Land	Adjacent to Orlando Central Office Park	Orlando	FL	32803	DRA CRT Orlando Central Land LLC

Orlando University (4 Bldgs)					DRA CRT Orlando University Center LLC
Cragg	3452 Lake Lynda Dr.	Orlando	FL	32817
Dover	11301 Corporate Blvd	Orlando	FL	32817
Rosemont Bldg	11315 Corporate Blvd	Orlando	FL	32817
Laurel	3504 Lake Lynda Dr.	Orlando	FL	32817
Glenridge	3505 Lake Lynda Dr.
Park at Windward Concourse (McGinnis Park)					CRT/McGinnis Office, Ltd.

100 Mcginnis Park	1720 Windward Concourse	Alpharetta	GA	30005
200 Mcginnis Park	1725 Windward Concourse	Alpharetta	GA	30005
McGinnis Park Land	Adjacent to PWC Office Park	Alpharetta	GA	30005	CRT/McGinnis Undeveloped, Ltd.
Perimeter Center	1455 Lincoln Parkway	Atlanta	GA	30346	DRA CRT Perimeter Center LLC
Signature Place (2 Bldgs)					CRT Signature Place LP
Sig. I	14755 Preston Road	Dallas	TX	75254
Sig. II	14785 Preston Road	Dallas	TX	75254
Westchase Corp Center	10111 Richmond Avenue	Houston	TX	77042	CRT Westchase LP